Exhibit j(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Master Portfolio Trust

We consent to the use of our reports, dated October 26, 2009, with respect to Liquid Reserves Portfolio, U.S. Treasury Reserves Portfolio, Tax Free Reserves Portfolio and Prime Cash Reserves Portfolio, each a series of Master Portfolio Trust, as of August 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
December 29, 2009